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                                                                      EXHIBIT 16

                             [SG COWEN LETTERHEAD]

  July 6, 1999

  Board of Directors
  Smartflex Systems, Inc.
  14312 Franklin Avenue
  Tustin, CA 92781-2085

  Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, $.0025 par value (the "Company Common Stock"), of Smartflex Systems, Inc., a Delaware corporation (the "Company") (other than Parent (as defined below) and its affiliates), of the Consideration (as defined below) to be received by such holders in the Transaction (as defined below) pursuant to the terms of that certain Agreement and Plan of Merger, to be dated as of July 6, 1999 (the "Agreement"), by and among the Company, Saturn Electronics & Engineering, Inc. ("Parent"), a corporation organized under the laws of Michigan, and SSI Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Parent.

     As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, Purchaser has agreed, among other things, to purchase pursuant to a tender offer (the "Tender Offer") all of the outstanding shares of Company Common Stock at a price of $10.50 per share (the "Consideration"). Following the closing of the Tender Offer, Purchaser will be merged with and into the Company (the "Merger"), and each outstanding share of Company Common Stock not acquired by Purchaser in the Tender Offer (other than shares of Company Common Stock owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company) will be converted into the right to receive $10.50 in cash. The Tender Offer and the Merger are referred to collectively as the "Transaction".

     SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of May 26, 1999 (the "Engagement Letter"), a portion of which is payable upon delivery of this Opinion and a significant portion of which is contingent upon the consummation of the Merger.

     In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things: (i) a draft of the Agreement dated July 6, 1999; (ii) certain publicly available information for the Company, including the annual report of the Company filed on Form 10-K for each of the years ended December 31, 1996, 1997 and 1998 and the quarterly report filed on Form 10-Q for the quarter ended March 31, 1999; (iii) financial projections for the quarters ended June 30, 1999, September 30, 1999, December 31, 1999 and the fiscal years ended December 31, 2000 and 2001 prepared by the management of the Company; (iv) First Call consensus earnings per share estimates of financial institutions for the Company ("First Call Estimates"); (v) discussions we have had with certain members of management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant; (vi) the reported price and trading statistics of the shares of Company Common Stock during the last twelve month period and the period since the Company's initial public offering, in each case through the period ended July 2, 1999; (vii) the relative stock price performance of Company Common Stock as compared to the broader market and the stock price performance of certain publicly traded companies we deemed relevant for the last twelve month and last three year periods ended July 2, 1999; (viii) the financial condition of the Company as compared to the financial conditions of certain other companies we deemed relevant; (ix) certain financial

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terms of the Transaction as compared to the financial terms of selected other business combinations we deemed relevant; (x) premiums implied by the Transaction as compared to premiums paid in selected other business combinations we deemed relevant; (xi) the present value of projected pre-tax operating cash flow information for the Company provided by management assuming a range of perpetual growth rates and discount rates; and (xii) such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

     In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available, and we have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial projections which we examined were reasonably prepared by management of the Company on bases reflecting the best currently available estimates and good faith judgments of management as to the future performance of the Company. For certain of our analyses, we have also utilized the First Call Estimates. Management of the Company has confirmed to us, and we have assumed, with your consent, that the financial projections provided to us and the First Call Estimates provide a reasonable basis for our opinion. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company nor have we been furnished with such materials. We have not opined, nor have we been asked to opine, on Parent's or Purchaser's ability to obtain funds necessary to consummate the Transaction, and we have assumed with your consent that such financing will be available. With respect to all legal matters relating to the Company and the Transaction, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Transaction have been comprised of rendering an opinion from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company.

     For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Tender Offer and the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent; provided, however, that this letter may be reproduced in its entirety in any document relating to the proposed Transaction filed by the Company under the Securities Exchange Act of 1934, as amended, and distributed to stockholders in accordance therewith, provided that it will be reproduced in such document in full, and any description of or reference to SG Cowen or summary of this letter in such document will be in a form acceptable to SG Cowen and its counsel. This letter does not constitute a recommendation to any stockholder as to whether such stockholder should tender his or her shares of Company Common Stock in the Tender Offer or to take any other action in connection with the Transaction or otherwise. We have not

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been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company (other than Parent and its affiliates) in the Transaction is fair, from a financial point of view, to such stockholders.

                                          Very truly yours,

                                          /s/ SG COWEN SECURITIES CORPORATION

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                                          SG Cowen Securities Corporation

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